SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:		St. George Investments, LLC
		CENTRAL INDEX KEY:			0001474389
		IRS NUMBER:				261868357
		STATE OF INCORPORATION:			IL
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act

	BUSINESS ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 311,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601
		BUSINESS PHONE:		(312) 297-7008

	MAIL ADDRESS:
		STREET 1:		303 EAST WACKER DRIVE
		STREET 2:		SUITE 311,
		CITY:			CHICAGO
		STATE:			IL
		ZIP:			60601

                                          Page 1 of 4 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                       	   NUMOBILE, INC
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    670538107
                                 (CUSIP Number)




                               September 21, 2009
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                |X| Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

================================================================================
  1      NAME OF REPORTING PERSON

         St. George Investments, LLC

- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[ ]
                                                                     (b)[ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------

                                           Page 2 of 4 Pages

  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
- --------------------------------------------------------------------------
        NUMBER OF              5    SOLE VOTING POWER

          SHARES                    Up to 9.99%*
                         ---------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER

         OWNED BY                   0
                         ---------------------------------------------------
           EACH                7    SOLE DISPOSITIVE POWER

        REPORTING                   Up to 9.99%*
                         ---------------------------------------------------
          PERSON               8    SHARED DISPOSITIVE POWER

           WITH                     0

- --------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9.99%*
- --------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                             [ ]

- --------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.99%*
- --------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO (Limited Liability Company)
================================================================================

                                          Page 3 of 4 Pages




                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 2, 2010

                                        ST. GEORGE INVESTMENTS, LLC

                                        By:  Fife Trading, Inc
                                             Manager

                                        By:      /s/ John Fife
                                                 John Fife, President




                                         Page 4 of 4 Pages